UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2016

CIDARA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36912	46-1537286
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6310 Nancy Ridge Drive, Suite 101

San Diego, California 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 752-6170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On September 13, 2016, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Cidara Therapeutics, Inc. (“Cidara”) approved compensation arrangements for its executive officers other than its President and Chief Executive Officer that will apply in the event of certain separations of employment of such persons or a change in control transaction involving Cidara. These compensation arrangements were approved for Neil Abdollahian, Cidara’s Chief Business Officer; Ken Bartizal, Ph.D., Cidara’s Chief Development Officer; Paul Daruwala, Cidara’s Chief Commercial Officer; Kevin Forrest, Ph.D., Cidara’s Chief Strategy Officer; and Matthew Onaitis, Cidara’s Chief Financial Officer, General Counsel and Secretary.

In the event that the employment of any such executive officer is terminated by Cidara other than for cause or if such executive officer resigns with good reason, in each case outside of the period beginning three months before and ending 12 months after a change of control transaction involving Cidara, the executive officer will receive (a) any accrued but unpaid base salary or unused paid time-off as of the date of termination, (b) nine months of salary, payable in a lump sum, and (c) nine months of health care benefits continuation at Cidara’s expense.

In the event that the employment of any such executive officer is terminated by Cidara other than for cause or if the executive officer resigns with good reason, in each case during the period beginning three months before and ending 12 months after a change of control transaction involving Cidara, (a) the executive officer will receive (i) any accrued but unpaid base salary or unused paid time-off as of the date of termination, (ii) 12 months of salary, payable in a lump sum, (iii) 12 months of bonus, calculated at the executive officer’s target bonus level for the year in which the termination occurs, and (iv) 12 months of health care benefits continuation at Cidara’s expense, and (b) all of the executive officer’s unvested stock awards will immediately become vested on the date of termination.

In addition, in the event of a change of control transaction involving Cidara, each such executive officer will receive a gross-up payment, payable in a lump sum, to fully compensate the executive officer for any taxes or penalties imposed by Section 280G of the U.S. Internal Revenue Code, provided that each such gross-up payment will be capped at $1 million.

On September 19, 2016, the Board, acting pursuant to the recommendation of the Committee, approved compensation arrangements for its President and Chief Executive Officer, Jeffrey L. Stein, Ph.D., that will apply in the event of certain separations of employment of Dr. Stein or a change in control transaction involving Cidara.

In the event that the employment of Dr. Stein is terminated by Cidara other than for cause or if Dr. Stein resigns with good reason, in each case outside of the period beginning three months before and ending 12 months after a change of control transaction involving Cidara, Dr. Stein will receive (a) any accrued but unpaid base salary or unused paid time-off as of the date of termination, (b) 12 months of salary, payable in a lump sum, and (c) 12 months of health care benefits continuation at Cidara’s expense.

In the event that the employment of Dr. Stein is terminated by Cidara other than for cause or if Dr. Stein resigns with good reason, in each case during the period beginning three months before and ending 12 months after a change of control transaction involving Cidara, (a) Dr. Stein will receive (i) any accrued but unpaid base salary or unused paid time-off as of the date of termination, (ii) 18 months of salary, payable in a lump sum, (iii) 18 months of bonus, calculated at Dr. Stein’s target bonus level for the year in which the termination occurs, and (iv) 18 months of health care benefits continuation at Cidara’s expense, and (b) all of Dr. Stein’s unvested stock awards will immediately become vested on the date of termination.

In addition, in the event of a change of control transaction involving Cidara, Dr. Stein will receive a gross-up payment, payable in a lump sum, to fully compensate Dr. Stein for any taxes or penalties imposed by Section 280G of the U.S. Internal Revenue Code.

Cidara will enter into an Amended and Restated Employment Agreement with each of such executive officers that will incorporate the applicable compensation arrangements described above. The foregoing description of such compensation arrangements is qualified in its entirety by reference to the full text of such Amended and Restated Employment Agreements. Cidara expects to file the Amended and Restated Employment Agreements, or a form thereof, with its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2016	CIDARA THERAPEUTICS, INC.

	By:	/s/ Jeffrey L. Stein, Ph.D.
	Name:	Jeffrey L. Stein, Ph.D.
	Title:	President and Chief Executive Officer

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